UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Minerals Technologies Inc.
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Explanatory Note

On May 1, 2024, Minerals Technologies Inc. (“MTI”) submitted to Glass Lewis a Report Feedback Statement (“RFS”) regarding Glass Lewis’s proxy paper with respect to MTI’s 2024 Annual Meeting of Shareholders.  The RFS is reproduced in its entirety below.

May 1, 2024

Dear Shareholders:

We appreciate the opportunity to respond directly to the Glass Lewis proxy paper published on April 23, 2024, regarding the 2024 Annual Meeting of Shareholders of Minerals Technologies Inc. (“MTI”) scheduled for May 15, 2024.
In its proxy paper, Glass Lewis recommends that MTI shareholders vote against the advisory vote to approve executive compensation (“say-on-pay”). We disagree with Glass Lewis’ recommendation for the reasons outlined below and believe that the information in this letter, along with our definitive proxy statement filed with the US Securities and Exchange Commission on April 4, 2024 (the “Proxy Statement”), will be helpful to you as you cast your vote.
1)	Glass Lewis lists “Significant disconnect between pay and performance” as a negative program feature.
We believe this analysis is flawed.  MTI’s CEO realizable pay is strongly aligned with total shareholder return, according to Glass Lewis’ own analysis.

•
Glass Lewis’ evaluation of Mr. Dietrich’s realizable compensation over the long term, which reflects the impact of stock price on compensation, as set forth on page 9 of Glass Lewis’ proxy paper, indicates that realizable pay is strongly aligned with total shareholder return, as both were slightly above the 50th percentile of market and industry peers as determined by Glass Lewis. This view is not reflected in Glass Lewis’ evaluation of pay-for-performance.

Furthermore, Glass Lewis’ pay-for-performance model on page 7 of their proxy paper does not reflect the strong performance of MTI.

•	MTI’s TSR performance outperformed the Glass Lewis peer group.
•
Glass Lewis compares MTI’s earnings per share growth, ROE and ROA unfavorably to the Glass Lewis peer group. However, we believe Glass Lewis is not considering the impact of special non-recurring items, most of which were non-cash charges associated with the deconsolidation of our talc business. Excluding these one-time items, MTI’s earnings per share increased by 31% over the past 3 years and increased by 7% in 2023 as compared to 2022. MTI’s 2023 ROE and ROA, excluding special items, were 10.5% and 5.0%, respectively, and both metrics improved on a prior year and three-year basis.*

•
In addition, Glass Lewis compares MTI’s change in operating cash flow unfavorably to peers. However, our operating cash flow increased by 121% as compared to 2022 and was 21% above the prior three-year average.  A deeper review of our performance in 2023 should reveal that MTI did not perform worse than its peers.

•
In 2023, MTI delivered record-setting sales, operating income, EBITDA and earnings per share, all excluding special items.  The continued execution of our strategic initiatives has transformed MTI into a higher growth, higher margin, and higher value company.  We published 5-year financial targets associated with our strategy at our Investor Day in May 2023, and after the first year, we are on track to achieve those targets.  Additionally, we returned value to shareholders through doubling our quarterly dividend and initiating a one-time $75 million share-repurchase program, consistent with our balanced approach to capital allocation. We extensively detail our 2023 operational and financial performance on pages 42-48 of our Proxy Statement.

2)	Glass Lewis lists “Insufficient disclosure of executive ownership requirements” as a negative program feature.
This comment by Glass Lewis, which is not further explained, conflicts with Glass Lewis’ Company Profile on page 4 of its proxy paper, in which Glass Lewis confirms that MTI has executive stock ownership guidelines.
•
We believe that our executive stock ownership requirements – six times base salary for our CEO, four times base salary for our CFO and Group Presidents, and three times base salary for our other executives – follow best governance practices.  These are fully disclosed on pages 49 and 65 our Proxy Statement.

3)	Glass Lewis lists “Less than half of LTI is performance-based” as a negative program feature.

However, Glass Lewis acknowledged that, “The Company states that beginning in fiscal 2024, performance-based awards will make up 50% of the executives’ LTI grants, eliminating our concerns in this regard moving forward.”

•
In 2023, we continued to extensively engage with our shareholders with respect to our compensation and corporate governance practices. The outcomes of these engagements and key themes of feedback received are shared with the Board and we have taken various actions in response to the feedback, as detailed on page 8 of our Proxy Statement. As a direct result of this engagement, MTI changed LTI to 50% performance-based for the CEO and Named Executive Officers.

•	Over 87% of the compensation of our CEO, Douglas T. Dietrich, is at risk and variable depending on company and individual performance.

MTI remains committed to compensation that drives performance and aligns with investors’ interests. The Compensation Discussion and Analysis beginning on page 42 of our Proxy Statement explains in detail MTI’s pay-for-performance compensation program. We believe that the metrics and targets at the core of the MTI compensation program have successfully correlated with the company’s near- and long-term financial and operating success.

For these reasons, we recommend shareholders vote FOR Item 3 - the advisory vote to approve executive compensation.

*      *      *
We invite our shareholders to review our Proxy Statement and welcome engagement with our shareholders at any time. Please contact me at lydia.kopylova@mineralstech.com if you have any questions.

Sincerely,
/s/ Lydia Kopylova
Lydia Kopylova
Vice President – Investor Relations
Minerals Technologies Inc.

* Earnings per share, ROE (return on equity, calculated as net income divided by average shareholders’ equity) and ROA (Return on Assets, calculated as net income divided by average total assets), excluding special items, are non-GAAP financial measures. See Appendix A to our Proxy Statement for a reconciliation to our results as reported under GAAP.